Exhibit 10.11

BIOPLEX SYSTEMS, INC.

343 Otis Street

West Newton, MA 02465

July 20, 2006

Dr. Robert Langer

98 Montvale Road

Newton, MA 02459

Dear Dr. Langer:

We are pleased that you have agreed to become a consultant to Bioplex Systems, Inc. This Agreement is made as of the date written above (the “Effective Date”) between Bioplex Systems, Inc., a Delaware corporation (the “Company”) and Dr. Langer, at Massachusetts Institute of Technology (the “Institution”). This letter is to confirm our understanding with respect to (i) your rendering services as a consultant to the Company and (ii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company or other third parties with whom the Company does business (the terms and conditions agreed to in this letter shall hereinafter be referred to as the “Agreement”). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we have agreed as follows:

1.                                      Services.  You agree to render services to the Company as an independent contractor to, and not as an employee of, the Company. You shall provide services to the Company as may be reasonably requested by the Company.

You acknowledge and agree that you will be an independent contractor for all purposes including, but not limited to, payroll and tax purposes, and that you shall not represent yourself to be an employee or officer of the Company unless so designated by a written agreement signed by the Company.

2.                                      Acknowledgments.

(a)                                 The Company acknowledges that you are an employee of the Institution and are subject to the Institution’s policies, including policies concerning consulting, conflicts of interest and intellectual property, and that your obligations under the Institution’s policies take priority over any obligations you may have to the Company by reason of this Agreement. The Company further acknowledges and agrees that, except as set forth in Section 11, nothing in this Agreement shall affect your obligations to perform research on behalf of the Institution.

(b)                                 You acknowledge and agree that during the course of performing services for the Company, the Company will furnish, disclose or make available to you confidential and proprietary information related to the Company’s business. You also acknowledge that such confidential information to be provided by the Company has been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such confidential information could be used by you to compete with the Company.

(c)                                  You further recognize and acknowledge the competitive and proprietary nature of the Company’s business operations. You acknowledge and agree that a business will be deemed competitive with the Company if it engages in a line of business in which it performs or plans to perform any of the services, or researches, develops, manufactures or sells any products provided or offered by the Company or planned or under development by the Company in the Company’s Field of Interest. The term “Company’s Field of Interest” means products and strategies relating to the research, manufacture, and sale of in vitro diagnostics (detection) products and services and device sensors for in vivo use that utilize nanoparticle-based nuclear magnetic resonance (“NMR”) methods.

3.                                      Confidentiality; Protected Information.

(a)                                 You may disclose to the Company any information that you would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, you shall not disclose to the Company information that is proprietary to the Institution and that is not in the public domain other than through formal technology transfer procedures.

(b)                                 You shall at all times, both during and after any termination of this Agreement by either the Company or you, maintain in confidence and shall not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company as a consultant hereunder, disclose, or give to others any fact or information which was disclosed to or developed by you during the course of performing services for the Company hereunder, and which is not in the public domain, including but not limited to information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or other, training methods and materials, financial information, sales prospects, client lists, Inventions (as defined in Section 4), or any other scientific, technical, trade or business secret or product development plan or confidential or proprietary information of the Company or of any third party provided to you in the course of your consultancy to the Company. You also agree not to file patent applications based on the Company’s technology or confidential information, nor seek to make improvements thereon, whether in your laboratories at the Institution or elsewhere, without the Company’s prior written approval. You agree not to make any copies of such confidential or proprietary information of the Company (except when appropriate for the furtherance of the business of the Company or duly and specifically authorized to do so) and promptly upon request, whether during or after the term of this Agreement, to return to the Company any and all documentary, machine-readable or other elements or evidence of such confidential or proprietary information, and any copies that may be in your possession or under your control. In the event you are questioned by anyone not employed by the Company, in regard to any such information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, you will promptly notify the President of the Company.

(c)                                  Such confidential or proprietary information subject to Section 3(b) does not include information generated solely by you unless the information (i) is generated as a direct result of the performance of consulting services under this Agreement and (ii) is not generated in the course of your activities as an employee of the Institution.

4.                                      Ownership of Ideas, Copyrights and Patents.

(a)                                 You agree that all ideas, discoveries, creations, materials, compounds, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, algorithms, software, mask works, methods, and formulae made, developed or improved by you in the Company’s Field of Interest whether or not reduced to practice and whether patentable, copyrightable, protectable as mask works or not, which you may conceive, reduce to practice or develop during the Term (as defined in Section 6) and for a period of one (1) year thereafter, alone or in conjunction with another, or others, and whether at the request or upon the suggestion of the Company, or otherwise, which (i) you develop as a direct result of performing consulting services for the Company under this Agreement and (ii) is not generated in the course of your activities as an employee of the Institution and is not owned by the Institution (all of the foregoing being hereinafter referred to as the “Inventions”), shall be the sole and exclusive property of the Company, and that you shall not publish any of the Inventions without the prior written consent of the Company. You hereby assign to the Company all of your right, title and interest in and to all Inventions. You agree to maintain and furnish to the Company complete and current records of all such Inventions and disclose to the Company in writing any such Inventions. Upon termination of your consulting arrangement with the Company, you shall provide to the Company in writing a full, signed statement of all Inventions in which you participated prior to termination of the consulting arrangement. You further represent and agree that to the best of your knowledge and belief none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation.

(b)                                 At any time during or after the Term, you agree that you will fully cooperate with the Company, its attorneys and agents, in the preparation and filing of all papers and other documents as may be required to perfect and protect the Company’s rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain and enforce letters patent, copyrights, mask work registrations, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that the Company will bear the expense of such proceedings, and that any patent, copyright, mask work registration, trademark, or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you. You hereby designate the Company as your agent for, and grant to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purpose of effecting the foregoing assignments from you to the Company.

5.                                      Limitations on Competition.  You hereby agree, in consideration of the Company’s agreement to engage you as a consultant hereunder and your compensation for services rendered to the Company and in view of the confidential position to be held by you, and the confidential nature and proprietary value of the information which the Company may share with you, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

Except as otherwise indicated in this Agreement, you shall not, without the prior written consent of the Company:

(i)                                     For yourself or on behalf of any other, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business whose primary line of business is in the Company’s Field of Interest, or in any other business in which you have any direct operating or scientific responsibility, as a consultant, employee or otherwise, in the Company’s Field of Interest anywhere in the world (hereinafter, the “Restricted Territory”), except that nothing contained herein shall preclude you from purchasing stock in any such competitive business if such stock is publicly traded, and provided that your holdings do not exceed three (3%) percent of the issued and outstanding capital stock of such business.

(ii)                                  Either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing in the Company’s Field of Interest with the Company or any present or future parent, subsidiary or other affiliate of the Company which is engaged in the Company’s Field of Interest, any joint venture or collaborative research partners, customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a presentation for the use or exploitation of products or processes in the Company’s Field of Interest (or similar offering of services), located within the Restricted Territory.

(iii)                               Either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees or of consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason.

You further recognize and acknowledge that (i) the types of employment which are prohibited by this paragraph are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and (ii) the specific but broad geographical scope of the provisions of this paragraph is reasonable, legitimate and fair to you in light of the Company’s need to perform its research and to develop and market its services and develop and sell its products in a large geographic area in order to have a sufficient customer base to make the Company’s business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this section is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.

The limitations on competition contained in this Section 5 shall continue during the Term, as defined in Section 6 below, and for a period of twelve (12) months following the termination of the Term.

6.                                      Term of Consulting Arrangement.  Your services as a consultant to the Company hereunder shall commence on the Effective Date and shall continue, unless terminated as provided below, for a period of two years thereafter (the “Term”), which Term shall automatically be extended for an additional period or periods of one year each unless either you or the Company shall have given to the other written notice to the contrary at least ninety (90) days prior to the commencement of such additional period; provided, however, that after the initial two year Term, (a) the Company may terminate this Agreement by giving not less than ninety (90) days prior written notice to you at any time, and (b) the Company shall continue to pay your compensation and expenses in accordance with Section 7 until the date six months after the date of the notice of termination.

7.                                      Compensation.

(a)                                 For such time that you provide services to the Company, the Company shall pay you annual compensation in quarterly installments in advance of the applicable quarter to which compensation applies. Such compensation shall initially be $0.00 but shall increase upon the occurrence of the following events: (i) $10,000.00 per year commencing after the Company has completed the Milestone Closing, as that term is defined in the Series A Convertible Preferred Stock Purchase Agreement dated July 25, 2006 by and between the Company and its Investors noted therein, until the Company has raised $5,000,000.00 in post-Milestone Closing equity financing, license transaction payments, corporate research/partnership or licensing deals of such value, grants of such value, sales of such value or any combination of the foregoing; (ii) $20,000.00 per year commencing after the Company has raised $5,000,000.00 in post-Milestone Closing equity financing, license transaction payments, corporate research/partnership or licensing deals of such value, grants of such value, sales of such value or any combination of the foregoing; and (iii) $40,000.00 per year commencing after the Company has raised $20,000,000.00 in post-Milestone Closing equity financing, license transaction payments, corporate research/partnership or licensing deals of such value, grants of such value, sales of such value or any combination of the foregoing. Upon the conclusion of the 12 month period following your annual compensation reaching $40,000.00, and at the conclusion of every subsequent 12 month period, your annual compensation shall increase by 8 percent, provided the Agreement is not terminated and is in full force and effect at that time.

(b)                                 The Company will reimburse you for reasonable out-of-pocket expenses incurred by you in performing services hereunder at the Company’s request upon submission of an invoice with reasonable supporting documentation.

8.                                      Continuing Obligations.

(a)                                 Your obligations under this Agreement other than the provisions of Section 1 shall not be affected: (i) by any termination of this Agreement, including termination upon the Company’s initiative; nor (ii) by any change in your relationship with the Company; nor (iii) by any interruption in your consulting arrangement with the Company.

(b)                                 Termination of this Agreement shall not affect the Company’s obligation to pay for expenses reasonably incurred by you for which you are entitled to reimbursement under Section 7 above.

9.                                      Disclosure to Future Employers.  You agree that, if reasonably relevant, you will provide, and that the Company may similarly provide in its discretion, a copy of the acknowledgments and covenants contained in Sections 2, 3, 4 and 5 of this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

10.                               Records. Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies of the same, including without limitation any of the foregoing recorded on any computer or any machine readable medium.

11.                               No Conflicting Agreements.  You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement. During the Term of this Agreement, you will not enter into any agreement either written or oral in conflict with this Agreement and will arrange to provide your services under this Agreement in such a manner and at times that your services will not conflict with your responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship you have at any time with any third party. If you are a party to any agreement which may be in conflict with this Agreement, please so indicate by identifying that agreement below your signature at the end of this Agreement and attaching a copy hereto.

12.                               No Employment Created.  This Agreement does not constitute, and shall not be construed as constituting, an undertaking by the Company to hire you as an employee of the Company. You acknowledge that you will be working as a consultant only, and not as an employee. You will not be entitled to receive any of the benefits provided by the Company to its employees and you will be solely responsible for the payment of all federal, state and local taxes and contributions imposed or required on income, unemployment insurance, social security and any other law or regulation.

13.                               Waiver of Provisions.  Failure of any party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of the waiving party.

14.                               Notices.  Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if sent by facsimile transmission, recognized courier service or certified mail, postage and fees prepaid, addressed to the party to be notified as follows: if to the Company to its address set forth above, and if to you to your address set forth above, or in each case to such other address as either party may from time to time designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date sent by facsimile or delivered to a recognized courier service, or three days following the date deposited with the United States Postal Service.

15.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without application of the conflicts of law provisions thereof.

16.                               Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

17.                               Invalidity.  This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby, but rather shall be construed, reformed and enforced to the greatest extent permitted by law.

18.                               Injunctive Relief.  You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 2, 3, 4 or 5 of this Agreement may result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Sections 2, 3, 4 or 5 of this Agreement.

19.                               Assignment.  The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned without the prior written consent of the Company.

20.                               Modification and Amendment.  This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto. The Company and you acknowledge that any amendment of this Agreement or any departure from the terms and conditions hereof with respect to your consulting services for the Company is subject to the Institution’s prior written approval.

21.                               Interpretation.  The parties hereto acknowledge and agree that (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party, and (ii) the terms and provisions of this Agreement, shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

22.                               Parties Benefitted.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and any parent, subsidiary or other affiliate of the Company, and their respective successors and assigns, and shall be binding upon and inure to the benefit of you and your heirs, executors and administrators.

23.                               Publicity.  The Company will not use your name or the Institution’s name in any commercial advertisement or similar material that is used to promote or sell products, unless the Company obtains in advance both your consent and the written consent of the Institution to such use.

24.                               Headings.  Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or otherwise limit the scope, extent or intent of this Agreement or any of its provisions each of which shall be deemed an original, but all of which together shall constitute one and the same document.

25.                               Counterparts.  This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

BIOPLEX SYSTEMS, INC.

By:	/s/ W. David Lee

Name:	W. David Lee

Title:	President

Accepted and Approved:

Consultant

By:	/s/ Robert Langer

Name:	Robert Langer

Title:	Professor

Dr. Robert Langer

98 Montvale Road

Newton, MA 02459

March 20, 2013

Mr. John McDonough

T2 Biosystems, Inc.

101 Hartwell Avenue

Lexington, MA 02421

Dear Mr. McDonough:

Reference is hereby made to that certain Letter Agreement dated July 20, 2006 between me and T2 Biosystems, Inc. (formerly known as Bioplex Systems, Inc.) (the “Agreement”). This letter hereby confirms our oral agreement that for the time that I provide services to the Company, notwithstanding the compensation set forth in Section 7(a) of the Agreement, my sole compensation under the Agreement is and shall be $40,000 per year, effective as of October 4, 2010 through the date of termination of the Agreement and payable in quarterly installments in advance of the applicable quarter to which the compensation applies. This letter also confirms that the oral agreement set forth in the preceding sentence was made in connection to and in consideration of options to purchase 100,000 shares of the Company’s common stock, par value $0.001 per share, granted to me by the Company’s Board of Directors on or about September 14, 2010. All other provisions of the Agreement shall remain unchanged and in full force and effect pursuant to their terms.

Very truly yours,

/s/ Robert Langer
Robert Langer